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                                                                    EXHIBIT 10.3

                                   AMENDMENT
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                                       TO
                                       --
                              EMPLOYMENT AGREEMENT
                              --------------------


          THIS AMENDMENT TO EMPLOYMENT AGREEMENT is entered into on this 30th day of June, 2000, by and between OGLEBAY NORTON COMPANY, a Delaware corporation ("Oglebay"), and JOHN N. LAUER ("Lauer").

          WHEREAS, Oglebay and Lauer have entered into a certain Employment Agreement (the "Agreement"), dated December 17, 1997, setting forth certain terms and conditions relating to the engagement and employment of Lauer as the President and Chief Executive Officer of Oglebay; and

          WHEREAS, Oglebay and Lauer desire to amend the Agreement to provide certain additional remuneration to Lauer subject to the terms and conditions as further set forth herein;

          NOW, THEREFORE, Oglebay and Lauer hereby agree to amend the Agreement by adding thereto a new provision as Section 6.4 thereof to provide as follows:

          6.4 Excise Tax Gross-Up Upon Termination by Lauer after a Change of Control.

          (a) In the event any payment or distribution by Oglebay or other amount with respect to Oglebay to or for the benefit of Lauer, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6.4 (a "Payment"), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are (or will be) incurred by Lauer with respect to the excise tax imposed by
     Section 4999 of the Code with respect to Oglebay (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Lauer shall be entitled to receive an additional cash payment (an "Excise Tax Gross-Up Payment") from Oglebay in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax, all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Excise Tax Gross-Up Payment, and any other taxes of an extraordinary or penalty nature which may arise as a result of the Excise Tax Gross-Up Payment that are not avoidable by the exercise of reasonable diligence by Lauer so that the net amount retained by Lauer is equal to all payments received pursuant to the terms of this Agreement or otherwise less income taxes (but not reduced by the Excise Tax) and less any other taxes of an extraordinary or penalty nature the imposition of which are avoidable by the exercise of reasonable diligence on the part of Lauer.
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          (b) All determinations required to be made under this Section 6.4, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a certified public accounting firm designated by Lauer (the "Accounting Firm") which shall provide detailed supporting calculations both to Oglebay and Lauer within 30 days after the receipt of notice from Lauer that there has been a Payment, or such earlier time as is requested by Oglebay. In the event that at any time relevant to this Agreement the Accounting Firm is serving as accountant or auditor for the individual, entity or group or person effecting the Change of Control, Lauer shall appoint another certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Oglebay. Any Excise Tax Gross-Up Payment, as determined in accordance with this Section 6.4, shall be paid by Oglebay to Lauer within five days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Lauer, it shall so indicate to Lauer in writing. Any determination by the Accounting Firm shall be binding upon Oglebay and Lauer. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Excise Tax Gross-Up Payments that Oglebay should have made will not have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event Lauer is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and the Underpayment shall be promptly paid by Oglebay to or for the benefit of Lauer.

          (c) Lauer shall notify Oglebay in writing of any claim by the Internal Revenue Service that, if successful, would require an Excise Tax Gross-Up Payment that has not already been paid by Oglebay (an "Excise Tax Claim"). The notification shall be given as soon as practicable after Lauer is informed in writing of the Excise Tax Claim and shall apprise Oglebay of the nature of the claim and the date on which the claim is requested to be paid. Lauer shall not pay the claim prior to the expiration of the 30-day period following the date on which Lauer gives notice to Oglebay or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If Oglebay notifies Lauer in writing prior to the expiration of the 30-day period that it desires to contest the claim, Lauer shall:

               (i) give Oglebay any information reasonably requested by Oglebay relating to the Excise Tax Claim;

               (ii) take any action in connection with contesting the Excise Tax Claim as he shall determine or Oglebay shall reasonably request in writing after consulting with Lauer, provided that any legal representation shall be by an attorney selected by Lauer; and

               (iii) cooperate with Oglebay in good faith in order effectively to contest the Excise Tax Claim.

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     Oglebay shall take any and all actions as Lauer shall reasonably determine are necessary or advisable to effectively contest the Excise Tax Claim. Oglebay shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold Lauer harmless, on an after-tax basis for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. If Lauer determines to pay the Excise Tax Claim and sue for a refund, Oglebay shall advance the amount of payment to Lauer, on an interest-free basis, and shall indemnify and hold Lauer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Lauer with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. Oglebay's consultations relating to the contest shall be limited to issues with respect to which an Excise Tax Gross-Up Payment would be payable hereunder and Lauer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Lauer of an amount advanced by Oglebay pursuant to Section 6.4(c), Lauer becomes entitled to receive any refund with respect to the claim, Lauer shall, subject to Oglebay's compliance with the requirements of Section 6.4(c), promptly pay to Oglebay the amount of the refund to the extent related to the Excise Tax (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Lauer of an amount advanced by Oglebay pursuant to
     Section 6.4(c), a determination is made that Lauer shall not be entitled to any refund with respect to the claim and Lauer does not determine to contest the denial of refund, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.

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          IN WITNESS WHEREOF, Oglebay and Lauer have executed this Agreement,
Oglebay by the duly authorized Chairman of the Compensation, Organization and Governance Committee of its Board of Directors, as of the date first written above.

                                    OGLEBAY NORTON COMPANY



                                     By /s/ Albert C. Bersticker
                                        -------------------------------
                                        Albert C. Bersticker, Chairman,
                                        Compensation, Organization and
                                        Governance Committee


                                        /s/ John N. Lauer
                                        -------------------------------
                                        John N. Lauer

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